Exhibit 10.1

NON-COMPETITION, NON-DISCLOSURE

AND

INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

This Non-competition, Non-disclosure and Intellectual Property Assignment Agreement (the “Agreement”) entered into as of May 17, 2007, is hereby made by and between INVERNESS MEDICAL INNOVATIONS, INC., a Delaware corporation (the “Company”) and, BIOSITE INCORPORATED, a Delaware corporation (the “Employer”), on the one hand, and Kim Blickenstaff, an individual, who is a resident of and employed in the State of California (“Employee”), on the other hand.

A. The Company, Employer, and Inca Acquisition, Inc., a wholly-owned subsidiary of the Company, are entering into an Agreement and Plan of Merger dated as of May 17, 2007 (the “Merger Agreement”), which provides for the acquisition of Employer by the Company, upon which Employer would become a wholly owned subsidiary of the Company;

B. Employee, Company and Employer desire to enter into this Agreement in connection with the transactions contemplated by the Merger Agreement, contingent and effective upon the Effective Time (as defined in the Merger Agreement);

C. Employee is the owner of 241,946 shares of Common Stock of Employer and has options to purchase 437,811 shares of Common Stock of Employer (the “Employee Options”), and thereby stands to benefit by, and receive consideration from, the transactions contemplated by the Merger Agreement.

D. Contingent and effective upon the Effective Time, Employee will become employed by Employer.

E. Company and Employer desire to protect their interest in the business acquired, including the goodwill of that business, from unfair competition or misappropriation of the intellectual property of the business.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

1. Assignment of Intellectual Property Rights.

(a) Definition of “Inventions.” As used herein, the term “Inventions” shall mean all inventions, discoveries, improvements, original works of authorship, trade secrets, formulas, techniques, data, programs, systems, specifications, documentation, algorithms, flow charts, logic diagrams, source codes, object codes, processes, and other technical, business, product, marketing or financial information, plans, or other subject matter pertaining to the Company, Employer or any of their respective parents, subsidiaries, affiliates, customers, consultants or licensees, whether or not patented, tested, reduced to practice, or subject to patent, trademark, copyright, trade secret, mask work or other forms of protection (including all rights to obtain, register, perfect, renew, extend, continue, divide and enforce these proprietary interests), which are made, created, authored, conceived, modified, enhanced or reduced to practice by Employee, either alone or jointly with others, during Employee’s employment with Employer or the Company or any of their respective parents, subsidiaries or affiliates, and for so long as Employee is otherwise employed by any of them, whether or not during normal working hours, which (A) relate to the actual or anticipated business, activities, research, or investigations of Employer or the Company or any of their respective subsidiaries or affiliates or (B) result from or are suggested by work performed by Employee for Employer or the Company or any of their respective parents, subsidiaries or affiliates (whether or not made or conceived during normal working hours or on the premises of Employer), or (C) which result, to any extent, from use of the time, material, proprietary information, premises or property of Employer or the Company or any of their respective parents, subsidiaries or affiliates.

(b) Work for Hire. Subject to Section 1(d), Employee expressly acknowledges that all copyrightable aspects of the Inventions are to be considered “works made for hire” within the meaning of the Copyright Act of 1976, as amended (the “Act”), and that Employer is to be the “author” within the meaning of such Act for all purposes. All such copyrightable works, as well as all copies of such works in whatever medium fixed or embodied, shall be owned exclusively by Employer as of its creation, and Employee hereby expressly disclaims any and all interest in any of such copyrightable works and waives any right of droit morale or similar rights.

(c) Assignment. Subject to Section 1(d), Employee acknowledges and agrees that all Inventions shall be the sole property of Employer or any other entity designated by Employer. Employee hereby conveys and irrevocably assigns to Employer, without further consideration, all his right, title and interest in and to, and all claims for past infringement of, all Inventions, including, with respect to any of the foregoing, all rights of copyright, patent, trademark, trade secret, mask works, and any and all other proprietary rights therein, the right to modify and create derivative works, the right to invoke the benefit of any priority under any international convention, and all rights to register and renew same. This assignment is intended to and does extend to Inventions which have not yet been created.

(d) Exceptions. Notwithstanding the foregoing, and provided that Employee does not wrongfully misappropriate any Confidential Information or Trade Secrets, Employee understands that the provisions of this Agreement requiring disclosure and assignment of Inventions to Employer do not apply to any invention which qualifies under the provisions of California Labor Code Section 2870 set forth in Schedule A or any similar law applicable to Employer or Employee. Employee agrees to identify all Inventions made by Employee that Employee believes meet the criteria of California Labor Code Section 2870 to Employer in confidence to permit a determination as to whether or not the Inventions are the property of Employer, and Employee agrees to disclose all information Employer reasonably requests about Inventions, including those Employee contends qualify under this exception to his duty to assign Inventions. “Trade Secrets” shall mean the whole or any portion or phase of any plan, technique, method, design, process, procedure, or improvement of Employer, the Company or any of their respective affiliates or subsidiaries that is valuable and not generally known to Competitors, whether or not in written or tangible form. Trade Secrets shall not include any materials or information that is or becomes publicly known through no fault of Employee or is disclosed by the Company to third parties without an obligation of confidentiality.

(e) Proprietary Notices; No Filings; Waiver of Moral Rights. Employee acknowledges that subject to Section 1(d), all Inventions shall, at the sole option of Employer, bear Employer’s patent, copyright, trademark, trade secret, and mask work notices. Subject to Section 1(d), Employee agrees not to file any patent, copyright, or trademark applications relating to any Invention, except with the prior written consent of an authorized representative of the Company. Subject to Section 1(d), Employee hereby expressly disclaims any and all interest in any Inventions and waives any right of droit morale or similar rights, such as rights of integrity or the right to be attributed as the creator of the Invention.

(f) Further Assurances. Employee agrees to assist Employer, or any party designated by Employer, promptly on Employer’s reasonable request and at Employer’s expense, whether before or after the termination of employment, however such termination may occur, in perfecting, registering, maintaining, and enforcing, in any jurisdiction, Employer’s rights in the Inventions by performing all acts and executing all documents and instruments deemed necessary or convenient by Employer, including, by way of illustration and not limitation:

(i) Executing assignments, applications, and other documents and instruments in connection with (A) obtaining patents, copyrights, trademarks, mask works, or other proprietary protections for the Inventions and (B) confirming the assignment to Employer of all right, title, and interest in the Inventions or otherwise establishing Employer’s exclusive ownership rights therein.

(ii) Cooperating in the prosecution of patent, copyright, trademark and mask work applications, as well as in the enforcement of Employer’s rights in the Inventions, including, but not limited to, testifying in court or before any patent, copyright, trademark or mask work registry office or any other administrative body.

Employee shall be reimbursed for all out-of-pocket costs incurred in connection with the foregoing, if such assistance is requested by Employer. In addition, to the extent that, after the termination of employment for whatever reason, Employee’s technical expertise shall be required in connection with the fulfillment of the aforementioned obligations, Employer shall compensate Employee at a reasonable rate for the time actually spent by Employee at Employer’s request rendering such assistance.

(g) Power of Attorney. Subject to Section 1(d), Employee hereby irrevocably appoints Employer to be his attorney-in-fact to execute any document and to take any action in his name and on his behalf solely for the purpose of giving to

Employer the full benefit of the assignment provisions set forth above to the extent that after reasonable effort by Employer, Employee does not comply with his obligations set forth in this Section 1.

(h) Disclosure of Inventions. Subject to Section 1(d), Employee shall make full and prompt disclosure to Employer of all Inventions subject to assignment to Employer and all information relating thereto in Employee’s possession or under his control as to possible applications and use thereof.

2. Non-Disclosure of Confidential Information, Exclusive Services/Non-Competition and Non-Solicitation.

(a) Confidentiality. Employee acknowledges that in his employment with Employer or the Company he will occupy a position of trust and confidence. Employee shall not, except as may be required in the normal course of business to perform his duties hereunder or as required by applicable law, without limitation in time or until such information shall have become public other than by Employee’s unauthorized disclosure, disclose to others or use, whether directly or indirectly, any Confidential Information. “Confidential Information” shall mean confidential or proprietary information about Employer, or the Company, or their respective subsidiaries or affiliates, or their respective clients and customers, that is not disclosed by Employer for financial reporting purposes and that was learned by Employee in the course of his employment by Employer or the Company, or their respective parents, subsidiaries or affiliates (or during any period in which Employee performed services for or on behalf of Employer), including (without limitation) any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information. Employee acknowledges that such Confidential Information is specialized, unique in nature and of great value to Employer, its subsidiaries or affiliates, and that such information gives Employer a competitive advantage. Employee agrees to (i) deliver or return to Employer, at Employer’s request at any time or upon termination or expiration of his employment or as soon thereafter as possible, (A) all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by Employer, its subsidiaries or affiliates, or prepared by Employee for so long as Employee is employed by Employer, its subsidiaries or affiliates, and (B) subject to Section 1(d), all notebooks and other data relating to research or experiments or other work conducted by Employee in the scope of his employment or any Inventions made, created, authored, conceived, or reduced to practice by Employee, either alone or jointly with others, and (ii) subject to Section 1(d), make full disclosure relating to any Inventions. If Employee would like to keep certain property, such as material relating to professional societies or other non-confidential material, upon the termination of employment with Employer, he agrees to discuss such issues with Employer. Where such a request does not put Confidential Information at risk, such request shall not be unreasonably denied.

(b) Exclusive Services/Non-Competition. Employee acknowledges that the Employer and the Company do business throughout the world, that he is disposing of his entire interest in Employer, and that he will have access to Confidential Information of Employer and the Company. In order to protect Employer’s and the Company’s interest in its Confidential Information and goodwill, for the greater of: (1) the period that Employee is employed by Employer, the Company, or their respective parents, subsidiaries or affiliates; or (2) two (2) years following the Effective Time (the “Restricted Period”), Employee shall not, anywhere in the world, directly or indirectly, without the prior written consent of Employer:

(i) perform some or all of the duties assigned to Employee during his employment with Employer or any of its parents, subsidiaries or affiliates, with or without pay, for his own account or that of any business, individual, partner, firm, corporation, or other entity, whether as an employee, consultant, owner, manager, operator, stockholder, member, partner, lender or otherwise, to the extent Employee or such other business, individual, partner, firm, corporation or other entity is then a Competitor (as defined herein) of Employer or the Company, or any of their respective parents, subsidiaries or affiliates. For purposes of this Agreement, a “Competitor” is any person or entity engaged in the design, development, manufacture and world wide sale of automated and manual in vitro diagnostic products for drug testing, cardiovascular diseases, cerebrovascular diseases and thromboebolic diseases (the “Biosite Business”); or

(ii) perform any services, with or without pay, for his own account or that of any business, individual, partner, firm, corporation, or other entity, whether as an employee, consultant, owner, manager, operator, stockholder, member, partner, lender or otherwise, to the extent Employee or such other business, individual, partner, firm, corporation or other entity is then a Competitor of Employer or the Company, or any of their respective subsidiaries or affiliates, with respect to the Biosite Business.

Employee and Employer acknowledge and agree that the business of Employer is global in nature, and that the terms set forth herein shall apply on a worldwide basis.

Employee acknowledges that during the period of his employment with Employer, the Company and their respective parents, subsidiaries and affiliates, he will owe a duty of loyalty to his employer, and, consequently, understands and agrees that he will not perform any services, with or without pay, for his own account or that of any business, individual, partner, firm, corporation, or other entity, whether as an employee, consultant, owner, manager, operator, stockholder, member, partner, lender or otherwise, to the extent Employee or such other business, individual, partner, firm, corporation or other entity is then a Competitor of Employer or the Company, or any of their respective parents, subsidiaries or affiliates, with respect to any business then engaged in by the Employer, the Company or any of their respective parents, subsidiaries or affiliates.

Notwithstanding the foregoing, the “beneficial ownership” by Employee, either individually or as a member of a “group,” as such terms are used in Regulation 13D of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of not more than five percent (5%) of the voting stock of any publicly held corporation shall not constitute a violation of this Agreement.

In addition, notwithstanding the foregoing, continued service by Employee during the Restricted Period as a member of the board of directors and/or as a scientific, clinical, technical or strategic advisor to any business, firm, corporation or other entity for which Employee is providing such services as of the date of this Agreement shall not constitute a violation of this Section 2(b).

(c) Non-Solicitation of Customers and Suppliers. During the Restricted Period, Employee shall not, directly or indirectly, use any Confidential Information to influence or attempt to influence customers or suppliers of Employer or the Company, or any of their respective subsidiaries or affiliates, with whom he had contact during his employment with Employer, the Company or any of their respective affiliates, to divert their business to any Competitor. During the Restricted Period, Employee shall not directly or indirectly, use influence or attempt to influence customers or suppliers of Employer or the Company, or any of their respective subsidiaries or affiliates, with whom he had contact during his employment with Employer, the Company or any of their respective affiliates, to divert their business to any Competitor with respect to the Biosite Business.

(d) Non-Solicitation of Employees. Employee recognizes that he possesses and will possess confidential information about other employees of Employer and the Company, and their respective parents, subsidiaries and affiliates, relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with customers of Employer, the Company, and any of their respective parents, subsidiaries and affiliates. Employee recognizes that the information he possesses and will possess about these other employees is not generally known, is of substantial value to Employer and the Company, and their respective subsidiaries or affiliates in developing their business and in securing and retaining customers, and has been and will be acquired by him because of his business position with Employer, its subsidiaries and affiliates. Employee agrees that, during the Restricted Period, he will not, directly or indirectly, use Confidential Information of Employer or the Company, or any of their respective subsidiaries or affiliates to solicit, directly or indirectly, any person who is then an employee of Employer, the Company or any of their respective parents, subsidiaries or affiliates to terminate or limit their employment relationship with Employer, the Company or any of their respective parents, subsidiaries or affiliates, or to accept employment with any other person or entity. The foregoing shall not be violated by general advertising not targeted at Employer employees or by Employee’s responding in any lawful manner to any person that initiates contact with Employee during the Restricted Period.

(e) Injunctive Relief. It is expressly agreed that Employer and/or the Company will or would suffer irreparable injury if Employee were to breach any of the provisions of this Section 2 and that Employer and/or the Company would by reason of any such breach be entitled to injunctive relief in a court of appropriate jurisdiction without the need to post a bond or other security and without the need to demonstrate special damages. The aforementioned injunctive relief is and shall be in addition to any other remedies that may be available to Employer or the Company, or any of their respective subsidiaries or affiliates under this Agreement or otherwise.

(f) Survival of Provisions. The obligations contained in this Section 2 shall survive the termination or expiration of Employee’s employment with Employer, the Company or any of their respective parents, subsidiaries or affiliates, and shall be fully enforceable thereafter in the case of the obligations contained in Section 2(a) and through the end of the Restricted Period in all other cases. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 2 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

(g) No Additional Obligations of Employee Excused. All of the provisions of this Section 2 are in addition to any other written agreements on the subjects covered herein that Employee may have with Employer and/or any of its subsidiaries or affiliates, and are not meant to and do not excuse any additional obligations that Employee may have under such agreements.

(h) Tolling for Periods of Breach. The Restricted Period shall be extended for a period equal to any period during which Employee is in material breach of this Section 2 with respect to the portion of this Section 2 as to which Employee is in breach, provided that within a reasonable period of time after becoming aware of the breach, the Company and/or Employer notifies Employee that it believes Employee is in breach of this Section 2.

(i) Third-Party Beneficiaries. Employer’s parents, subsidiaries and affiliates, and the Company, and its parents, subsidiaries and affiliates shall be third-party beneficiaries of this Section 2 of this Agreement, and shall be entitled to enforce its provisions against Employee.

(j) Termination of Obligations. Notwithstanding anything to the contrary set forth herein, Employee’s obligations under Sections 2(b), 2(c) and 2(d) shall immediately terminate and be of no further force or effect if the Employer or Company fails to make the payments or provide benefits to Employee required under the Agreement or Employer’s Change in Control Severance Benefit Plan, and fails to cure within thirty (30) days following receipt of written notice from Employee of its failure to pay.

3. Cooperation in Third-Party Disputes. Employee shall reasonably cooperate with Employer or the Company, or any of their respective subsidiaries or affiliates and each of their respective attorneys or other legal representatives (collectively referred to as “Attorneys”) in connection with any claim, litigation, or judicial or arbitral proceeding which is now pending or may hereinafter be brought against Employer or the Company, or any of their respective subsidiaries or affiliates by any third party related to the period of Employee’s employment with Employer. Employee’s duty of cooperation shall include, but shall not be limited to, (a) meeting with Attorneys by telephone or in person at mutually convenient times and places in order to state truthfully Employee’s knowledge of the matters at issue and recollection of events; (b) appearing at Attorneys’ request (and, to the extent reasonably possible, at a time convenient to Employee that does not conflict with the needs or requirements of Employee’s then current employer) as a witness at depositions, trials or other proceedings, without the necessity of a subpoena, in order to state truthfully Employee’s knowledge of the matters at issue; and (c) signing at Attorneys’ request declarations or affidavits that truthfully state the matters of which Employee has knowledge. Employer shall promptly reimburse Employee for Employee’s actual and reasonable travel and other out-of-pocket expenses that Employee may incur in cooperating with Attorneys pursuant to this Section 3. In addition, to the extent that, after the termination of Employee’s employment for any reason, Employee provides cooperation pursuant to this Section 3, Employer shall, upon Employee request, compensate Employee at a reasonable rate for the time actually spent by Employee at Employer’s request rendering such cooperation. The provisions of this Section 3 are in addition to any other written agreements on this subject that Employee may have with Employer or the Company, or any of their respective subsidiaries or affiliates and are not meant to and do not excuse any additional obligations that Employee may have under such agreements.

4. Effect on Change in Control Severance Benefit Plan. Employee hereby agrees that the execution of this Agreement and the application of the terms hereof shall not in any event constitute “Good Reason” as such term is defined in the Biosite Incorporated Change in Control Severance Benefit Plan effective October 22, 2004 (the “Biosite Severance Plan”) prior to the Effective Time. Employee hereby waives any claims to the contrary. However, any such waiver is null and void after the Effective Time.

5. Additional Consideration in Support of this Agreement. In consideration of Employee entering into this Agreement, Employee shall be entitled to the following benefits:

(a) At the Effective Time, Employer shall cause the Employee to receive, with respect to each Employee Option, in consideration for the cancellation thereof, an amount in cash, without interest, equal to the product of (x) the total number of shares of Common Stock subject to the Employee Option multiplied by (y) the excess, if any, of the Merger Consideration (as defined in the Merger Agreement) over the per share exercise price of such Employee Option, less applicable taxes required to be withheld with respect to any such payment (the “Option Consideration”). In the event that the exercise price of any Employee Option is equal to or greater than the Merger Consideration, such Employee Option shall be cancelled and have no further force or effect. The Option Consideration paid with respect to the Employee Options in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the Employee Options and, on and after the Effective Time, Employee shall have no further rights with respect to any Employee Option, other than the right to receive the Option Consideration as provided herein. Employee acknowledges that this Section 5(a) is in lieu of any benefits to which the

Employee may be entitled under (i) Section 4(a)(1)(iii) of the Biosite Severance Plan and (ii) Section 5.9(a) of the Merger Agreement.

(b) Employer shall pay Employee an amount equal to two times the Employee’s current rate of base salary ($595,443) (the “Current Base Salary”), which amount shall be payable in two equal installments. The first installment shall be paid at the Effective Time. The second installment shall be paid upon the first to occur of (i) the six month anniversary of the Effective Time or (ii) the termination of the Employee’s employment by the Employer or the Company for any reason or no reason, or by the Employee for Good Cause (as defined herein) (the “Transition Period”). For purposes of this Agreement only, “Good Cause” means a requirement by the Employer or the Company that the Employee either relocate his principal place of work prior to the Effective Time or during the Transition Period, or work on more than a full-time basis, or perform work that is other than work that is essential and related to assisting with the reasonable transition of control of Employer. Employee acknowledges that this Section 5(b) is in lieu of any benefits to which the Employee may be entitled under Section 4(a)(1)(i) of the Biosite Severance Plan.

(c) Employer shall pay the Employee an amount equal to two times the Employee’s Negotiated Bonus (as defined below) that is, a sum equal to the Employee’s Current Annual Base Salary, which amount shall be payable in two equal installments. The first installment shall be paid at the Effective Time. The second installment shall be paid upon the first to occur of (i) the six month anniversary of the Effective Time or (ii) the termination of the Employee’s employment by the Employer or the Company for any reason or no reason or by the Employee for Good Cause (as defined in Section 5(b)). The Employee’s “Negotiated Bonus” is an amount equal to 50% of the Employee’s Current Base Salary.

(d) Employee acknowledges that this Section 5 is in lieu of any benefits to which Employee may be entitled under (i) Section 4(a)(1)(i) of the Biosite Severance Plan, (ii) Section 4 (a)(1)(iii) of the Biosite Severance Plan, and (iii) Section 5.9(a) of the Merger Agreement. Section 4(a)(1)(ii) of the Biosite Severance Plan remains in full force and effect.

6. Anything in this Agreement to the contrary notwithstanding, if at the time of Employee’s separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Employee is considered a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, and if any payment or benefit that the Employee becomes entitled to under this Agreement or under the Biosite Severance Plan is considered deferred compensation subject to interest, penalties and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable or benefit shall be provided prior to the date that is the earliest of (i) six months and one day after the Employee’s date of termination, (ii) the Employee’s death, or (iii) such other date as will cause such payment not to be subject to such interest, penalties and additional tax, and the initial payment or provision of benefit shall include a catch-up amount covering amounts that would otherwise have been paid during the first six-month period but for the application of this Section 6. The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

7. Notices. All notices, demands, requests, consents, statements, satisfactions, waivers, designations, refusals, confirmations, denials and other communications that may be required or otherwise provided for or contemplated hereunder shall be in writing and shall be deemed to be properly given and received (a) upon delivery, if delivered in person or by e-mail or facsimile transmission with receipt acknowledged, (b) one business day after having been deposited for overnight delivery with Federal Express or another comparable overnight courier service, or (c) three (3) business days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by registered or certified mail, postage prepaid, addressed to his residence address (or such other address as Employee may specify in a written notice to Employer) in the case of Employee, or to its principal office in the case of Employer.

8. Benefits/Assignment. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns, heirs and legal representatives. Employee may not assign any of his obligations under this agreement to any other person or entity without the prior written consent of Employer and the Company.

9. Entire Agreement. This Agreement and the Merger Agreement contain the entire agreement of the parties, and supersedes all prior agreements, understandings and negotiations, whether written or oral, with respect to the subject matter hereof; provided, however, that the parties hereto acknowledge that this Agreement supersedes only certain provisions of the Biosite Severance Plan with respect to Employee and that, except as amended hereby, the Biosite Severance Plan remains in full force and effect in accordance with the terms thereof. However, for the avoidance of doubt, none of the limitations related to the entitlement to benefits or the amount of benefits set out in Section 4 or Section 5 of the Biosite Severance Plan shall apply to amounts due under this Agreement. This Agreement may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

10. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, but shall be enforced to the maximum extent permitted by law, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11. Arbitration. To the fullest extent allowed by law, any controversy, claim or dispute between Employee and Employer (and/or any of its owners, directors, officers, employees, affiliates, subsidiaries or agents) relating to or arising out of Employee’s employment or the cessation of that employment will be submitted to JAMS for final and binding arbitration, to be held in Orange County, California, for determination in accordance with the then current JAMS rules for the resolution of employment disputes, as the exclusive remedy for such controversy, claim or dispute. In any such arbitration, the parties may conduct discovery in accordance with the applicable rules of the arbitration forum, except that the arbitrator shall have the authority to order and permit discovery as the arbitrator may deem necessary and appropriate in accordance with applicable state or federal discovery statutes. The arbitrator shall issue a reasoned, written decision, and shall have full authority to award all remedies which would be available in court. The arbitrator will also have the power to direct that the party that substantially prevails in such arbitration proceeding be paid his or its reasonable attorneys’ fees by the other party or parties, to the extent the arbitrator deems appropriate. The parties shall share the filing fees required for the arbitration. Employer shall pay the arbitrator’s fees and any JAMS administrative expenses. The award of the arbitrator shall be final and binding upon the parties and may be entered as a judgment in any court of competent jurisdiction. Notwithstanding anything to the contrary contained herein, Employer and Employee shall have their respective rights to seek and obtain injunctive relief through any court of competent jurisdiction with respect to any controversy, claim or dispute to the extent permitted by law if such relief is not available, or not available in a timely manner, through arbitration. Claims where mandatory arbitration is prohibited by law are not covered by this arbitration agreement, and such claims may be presented by either Employee or Employer to the appropriate court or government agency. BY AGREEING TO THIS BINDING ARBITRATION PROVISION, BOTH EMPLOYEE AND EMPLOYER GIVE UP ALL RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM SUBJECT TO ARBITRATION. This arbitration agreement is to be construed as broadly as is permissible under applicable law.

12. Choice of Law. This Agreement shall be interpreted in accordance with the laws of the State of California without regard to the rules of conflict of laws.

13. Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto. Facsimile transmission of any signed original counterpart and/or retransmission of any signed facsimile transmission shall be deemed the same as the delivery of an original.

14. Effectiveness of Agreement. Notwithstanding anything to the contrary set forth herein, this Agreement shall be contingent and effective upon the occurrence of the Effective Time, and if the Effective Time does not occur, including as a result of the termination of the Merger Agreement in accordance with its terms, this Agreement shall have no effect, and shall be null and void.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVERNESS MEDICAL INNOVATIONS, INC. A Delaware corporation

By:	/s/ Ron Zwanziger
Name:	Ron Zwanziger
Title:	CEO

BIOSITE INCORPORATED A Delaware corporation

By:	/s/ Chris Twomey
Name:	Chris Twomey
Title:	Senior VP Finance, CFO

KIM BLICKENSTAFF

/s/ Kim Blickenstaff

Signature Page to Non-Competition, Non-Disclosure

and Intellectual Property Assignment Agreement

SCHEDULE A

CALIFORNIA LABOR CODE SECTION 2870

INVENTION ON OWN TIME-EXEMPTION FROM AGREEMENT

“(a)	Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)	Result from any work performed by the employee for the employer.

(b)	To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

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